CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Prudential Government Money Market Fund, Inc. of our report dated September 18, 2025, relating to the financial statements and financial highlights of PGIM Core Government Money Market Fund, which appears in Prudential Government Money Market Fund, Inc.’s Certified Shareholder Report on Form N- CSR for the year ended July 31, 2025. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP New York, New York

September 24, 2025